Exhibit 99.1

TETRA TECHNOLOGIES, INC. ANNOUNCES STRONG SECOND QUARTER
2023 RESULTS WITH REVENUE OF $175.5 MILLION, GAAP EPS OF $0.14,
GAAP NET INCOME OF $18.2 MILLION AND ADJUSTED EBITDA OF $36 MILLION

•Second quarter revenue is a record high for the Company, excluding discontinued operations, and increased 25% year-over-year.
•Net income improved 9 times, or by $16.4 million, year-over-year.
•Net income per share attributable to TETRA stockholders of $0.14 compares to $0.01 in the same quarter a year ago.
•Net cash provided by operating activities was $28.4 million while adjusted free cash flow was $17.7 million.
•Adjusted EBITDA increased 93% year-over-year and 75% quarter-over-quarter.

THE WOODLANDS, Texas, July 31, 2023 / PR Newswire / - TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) today announced second quarter 2023 financial results. Brady Murphy, TETRA President and Chief Executive Officer, stated, “Our exceptionally strong second quarter results reflect our employees delivering operational and financial excellence in our core businesses while successfully executing on our strategy. During a time when global E&P spending is still well below the 2014 peak, our second quarter results reflect the highest quarterly revenue in the Company’s history, excluding discontinued operations. GAAP net income was $18.2 million, an improvement of 9 times compared to $1.7 million in the same period last year. Adjusted EBITDA of $36.0 million is nearly double the $18.7 million in the second quarter of last year and represents an increase of 75% from the $20.6 million in the first quarter of 2023. These operating results were achieved while simultaneously advancing our efforts regarding evaluation and development planning for bromine and lithium from our Smackover Arkansas brine leases and our produced water for beneficial reuse technology. TETRA’s current business and future opportunities are exciting for all of us.”

Brady Murphy further stated, “Second quarter 2023 revenue increased 25% from the second quarter of 2022 and increased 20% sequentially driven by the seasonality of our industrial calcium chloride business in Northern Europe and strong offshore completion fluids activity. Net income was $18.2 million, inclusive of $0.9 million of non-recurring credits, net of charges, and compares to $1.7 million, inclusive of $4.9 million of non-recurring charges, in the second quarter of 2022 and to $6.0 million in the first quarter of 2023, inclusive of $2.0 million of non-recurring credits, net of charges.

“The second quarter results reflect strong margins in our industrial calcium chloride business, the benefit from margin improvement initiatives in our Water & Flowback Services segment plus higher margins in our offshore completion fluids business as deep-water activity continues to ramp up. Our Completion Fluids & Products vertically integrated business model is performing at an exceptional level with high production volumes in addition to the benefits of a strong supply chain. The second quarter of 2023 included unrealized gains on investments of $0.9 million. Excluding these unrealized gains on investments, Adjusted EBITDA for the second quarter of 2023 was $35.1 million (20% of revenue), and is the highest Adjusted EBITDA, excluding unrealized gains or losses on investments, since the third quarter of 2015.

“Second quarter cash flow from operating activities was $28.4 million and compares to $17.9 million in the second quarter of 2022 and to $9.0 million in the first quarter of 2023. Adjusted free cash flow was $17.7 million in the second quarter of 2023 and compares to $6.4 million in the second quarter of 2022 and to a use of cash of $3.7 million in the first quarter of 2023. The high conversion of net income to cash flow from operating activities and to adjusted free cash flow was achieved while revenue was increasing 20% sequentially, reflecting the quality of the incremental revenue and the Company’s focus on managing working capital. Working capital at the end of the second quarter was $107 million, a slight improvement from the $109 million from the end of the first quarter 2023, despite the $29 million sequential revenue increase. Working capital is defined as current assets, excluding cash and restricted cash, less current liabilities.

“During the second quarter we achieved several company highlights. Completion Fluids & Products division second quarter 2023 revenue of $98 million increased 31% year-on-year and 42% sequentially. Net income before taxes for the quarter was $32.0 million (32.5% of revenue) and compares to $15.3 million (20.4% of revenue) in the second quarter of 2022 and to $18.4 million (26.7% of revenue) in the first quarter of 2023. Adjusted EBITDA of $31.8 million, without the benefit of TETRA CS Neptune® fluids projects, was the highest since the third quarter of 2015 and reflects an increase of 80% year-on-year yielding a margin fall-through of 60% on the incremental revenue. Adjusted EBITDA increased 77% sequentially and adjusted EBITDA margins improved from 26.1% in the first quarter to 32.4% in the second quarter. The second quarter included $750,000 in net unrealized gains from investments compared to $20,000 in net unrealized gains from investments in the first quarter of 2023. Excluding unrealized gains from investments for both periods, Adjusted EBITDA margins increased sequentially by 570 basis points.

“Our industrial calcium chloride business achieved its strongest quarter in our history reflecting the seasonal peak in Europe, high production volumes, and supply chain benefits that yielded higher margins. Completion Fluids & Products’ strong results were also supported by increasing offshore activity as revenue related to offshore was up 30% versus the first quarter of 2023 and was up 50% versus the same period last year. Our strong offshore results have benefited from our recent investments to expand fluids capacity in the North Sea, Brazil and Gulf of Mexico.

“Water & Flowback Services second quarter 2023 revenue of $77 million improved 17% year-on-year while revenue remained flat sequentially as our focus has shifted toward stronger margins and improved free cash flow. Approximately 40% of the growth in revenue year-over-year was driven by international operations, mainly Argentina, while a larger base of TETRA SandStormTM advanced cyclone technology fleet in operation also contributed to the growth. Net income before taxes for the quarter was $8.0 million (10.4% of revenue) and compares to $1.6 million (2% of revenue) in the second quarter of 2022 and to $6.4 million (8.3% of revenue) in the first quarter of 2023. Adjusted EBITDA of $14.2 million improved by $4.3 million (43%) year-on-year and by $1.3 million (10%) quarter-over-quarter. Water & Flowback Services Adjusted EBITDA margins improved170 basis points from 16.7% in the first quarter of 2023 to 18.4% in the second quarter of 2023 marking the highest margin since the fourth quarter of 2018 as the team continues to drive operational efficiencies and focus on margin expansion. While we have seen some signs of softness in certain US land segments, pricing has remained relatively stable for our differentiated products and service offerings. We will continue to execute on our margin expansion initiatives and continue to deploy automation to further drive costs down. We are approaching the low end of our target range for adjusted EBITDA margins of 18.5% - 20.5% sooner than we had previously expected.

Low-Carbon Initiatives Update

“We continue to make great progress in our low carbon energy initiatives. In June 2023, we entered into a memorandum of understanding (”MOU”) with Saltwerx LLC (“Saltwerx”), an indirect wholly owned subsidiary of a Fortune 500 company, relating to a newly proposed brine unit in the Smackover Formation in Southwest Arkansas with potential bromine and lithium production from brine produced from such unit. The binding provisions of the MOU provide, among other things, that TETRA would file an amended brine unit application to the Arkansas Oil & Gas Commission (“AOGC”) which expands the size of the unit area to 6,138 acres and combines brine acreage that was previously leased separately by TETRA and Saltwerx. We and Saltwerx have agreed to collaborate in key areas, including upstream design and development to optimize long-term brine production, technology development for lithium extraction, and associated engineering studies required to develop the proposed brine unit.

“We recently completed the drilling of our second test well in our proposed 6,138-acre brine unit with fluid sampling tests underway to update the prior results noted in the Inferred Resources Study for bromine and lithium. We have also contracted Hargrove and Associates to execute a front-end engineering and design study (“FEED”) for a lithium production facility. The lithium plant design will be optimized to share the production wells, injection wells, and pipelines consistent with the previously completed FEED study for the bromine plant, which was completed during the first quarter of 2023.”

This press release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”): Adjusted net income per share, Adjusted EBITDA, and Adjusted EBITDA Margin (Adjusted EBITDA as a percent of revenue) on consolidated and segment basis, adjusted net income, adjusted free cash flow, net debt, net leverage ratio and return on capital employed. Please see Schedules E through J for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

Second Quarter Results and Highlights

A summary of key financial metrics for the second quarter are as follows:

Second Quarter 2023 Results
	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
	(in thousands, except per share amounts)
Revenue	$175,463	$146,209	$140,716
Income before discontinued operations	18,205	6,045	1,759
Adjusted EBITDA	36,046	20,587	18,697
Net income attributable to TETRA stockholders	0.14	0.05	0.01
Adjusted net income per share	0.13	0.03	0.05
Net cash provided by operating activities	28,372	8,985	17,869
Adjusted free cash flow	$17,711	$(3,716)	$6,418

Free Cash Flow, Balance Sheet and Income Taxes

    Cash from operating activities was $28.4 million in the second quarter and adjusted free cash flow from continuing operations was $17.7 million. Liquidity at the end of the second quarter was $99 million, an improvement over the first quarter. As of July 28, liquidity has further improved to $101 million. Liquidity is defined as unrestricted cash plus availability under our revolving credit facilities. At the end of the second quarter, unrestricted cash was $28 million and availability under our credit agreements was $71 million. Long-term debt, primarily with a September 2025 maturity, was $158 million, while net debt was $130 million. TETRA’s net leverage ratio improved to 1.5X at the end of the second quarter of 2023, down from 2.0X as of March 31, 2023. As of June 30, 2023, TETRA held $10.2 million in total marketable securities between its holdings in CSI Compressco and SLI.

Non-recurring Charges and Expenses

Non-recurring credits, charges and expenses are reflected on Schedule E and include the following:

•$4.7 million of income for pre-FID exploration and development costs on the Arkansas bromine and lithium project incurred by TETRA between the first quarter of 2022 through the second quarter of 2023 that are being recovered from Saltwerx consistent with the recently completed agreement.
•$2.3 million of costs associated with our Arkansas bromine and lithium project including drilling the second test well.
• $0.8 million of non-cash impairment charges, $0.3 million of cumulative adjustments to long-term incentives, and $0.3 million of non-cash stock appreciation right expense.

Unrealized gains on investments totaling $0.9 million are included in both reported and adjusted earnings.

Conference Call

TETRA will host a conference call to discuss these results tomorrow, August 1, at 10:30 a.m. Eastern Time. The phone number for the call is 1-888-347-5303. The conference call will also be available by live audio webcast. A replay of the conference call will be available at 1-877-344-7529 conference number 2982082, for one week following the conference call and the archived webcast will be available through the Company's website for thirty days following the conference call.

Investor Contact

For further information, please contact Elijio Serrano, CFO, TETRA Technologies, Inc. at (281) 367-1983 or via email at eserrano@tetratec.com or Rigo Gonzalez, Manager of Corporate Finance and Investor Relations, at (281) 364-2213 or via email at rgonzalez@tetratec.com.

Financial Statements, Schedules and Non-GAAP Reconciliation Schedules (Unaudited)
Schedule A:     Consolidated Income Statement
Schedule B:     Condensed Consolidated Balance Sheet
Schedule C:     Consolidated Statements of Cash Flows
Schedule D:     Statement Regarding Use of Non-GAAP Financial Measures
Schedule E:     Non-GAAP Reconciliation of Adjusted Net Income
Schedule F:     Non-GAAP Reconciliation of Adjusted EBITDA
Schedule G:     Non-GAAP Reconciliation of Net Debt
Schedule H:     Non-GAAP Reconciliation to Adjusted Free Cash Flow
Schedule I:     Non-GAAP Reconciliation to Net Leverage Ratio
Schedule J:     Non-GAAP Reconciliation to Return on Capital Employed

Company Overview

TETRA Technologies, Inc. is an energy services and solutions company operating on six continents with a focus on bromine-based completion fluids, calcium chloride, water management solutions, frac flowback, and production well testing services. Calcium chloride is used in the oil and gas, industrial, agricultural, road, food, and beverage markets. TETRA is evolving its business model by expanding into the low carbon energy markets with its chemistry expertise, key mineral acreage, and global infrastructure. Low carbon energy initiatives include commercialization of TETRA PureFlow®, an ultra-pure zinc bromide clear brine fluid for stationary batteries and energy storage; advancing an innovative carbon capture utilization and storage technology with CarbonFree to capture CO2 and mineralize emissions to make commercial, carbon-negative chemicals; and development of TETRA's lithium and bromine mineral acreage to meet the growing demand for oil and gas products and energy storage. Visit the Company's website at www.tetratec.com for more information.

Cautionary Statement Regarding Forward Looking Statements

This news release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “see,” “expectation,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning economic and operating conditions that are outside of our control, including statements concerning recovery of the oil and gas industry; customer delays for international completion fluids related to global shipping and logistics issues; potential revenue associated with prospective energy storage projects or our pending carbon capture partnership; inferred mineral resources of lithium and bromine, the potential extraction of lithium and bromine from the leased acreage, the economic viability thereof, the demand for such resources, and the timing and costs of such activities; the ability to obtain an indicated or measured resources report and initial economic assessment regarding our lithium and bromine acreage; projections or forecasts concerning the Company's business activities, financial guidance, profitability, estimated earnings, earnings per share, and statements regarding the Company's beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. With respect to the Company’s disclosures of inferred mineral resources, including bromine and lithium carbonate equivalent concentrations, it is uncertain if further exploration will ever result in the estimation of a higher category of mineral resource or a mineral reserve. Inferred mineral resources are considered to have the lowest level of geological confidence of all mineral resources. Investors are cautioned that mineral resources do not have demonstrated economic value. Inferred mineral resources have a high degree of uncertainty as to their existence and to whether they can be economically or legally commercialized. A significant amount of exploration must be completed in order to determine whether an inferred mineral resource may be upgraded to a higher category. Therefore, you are cautioned not to assume that all or any part of an inferred mineral resource exists, that it can be economically or legally commercialized, or that it will ever be upgraded to a higher category. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. With respect to the Company’s disclosures of the MOU with Saltwerx, it is uncertain about the ability of the parties to successfully negotiate one or more definitive agreements, the future relationship between the parties, the approval of the application and brine unit by the AOGC, and the ability to successfully and economically produce lithium and bromine from the brine unit. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company's Annual Reports on Form 10-K, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. Investors should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and the Company undertakes no obligation to update or revise any forward-looking statements, except as may be required by law.

Schedule A: Consolidated Income Statement (Unaudited)

	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
	(in thousands, except per share amounts)
Revenues	$175,463	$146,209	$140,716

Cost of sales, services, and rentals	117,074	104,066	102,599
Depreciation, amortization, and accretion	8,457	8,670	7,748
Impairments and other charges	777	—	2,262
Insurance recoveries	—	(2,850)	—
Total cost of revenues	126,308	109,886	112,609
Gross profit	49,155	36,323	28,107
Exploration and appraisal costs	2,341	720	634
General and administrative expense	26,225	23,191	23,620
Interest expense, net	5,944	5,092	3,610
Other (income) expense, net	(6,435)	(214)	(1,037)
Income before taxes and discontinued operations	21,080	7,534	1,280
Provision (benefit) for income taxes	2,875	1,489	(479)
Income before discontinued operations	18,205	6,045	1,759
Discontinued operations:
Loss from discontinued operations, net of taxes	(8)	(12)	(34)
Net income	18,197	6,033	1,725
Less: Income attributable to noncontrolling interest	18	7	20
Net income attributable to TETRA stockholders	$18,215	$6,040	$1,745

Basic per share information:
Income from continuing operations	$0.14	$0.05	$0.01
Loss from discontinued operations	$0.00	$0.00	$0.00
Net income attributable to TETRA stockholders	$0.14	$0.05	$0.01
Weighted average shares outstanding	129,460	128,940	127,992

Diluted per share information:
Income from continuing operations	$0.14	$0.05	$0.01
Loss from discontinued operations	$0.00	$0.00	$0.00
Net income attributable to TETRA stockholders	$0.14	$0.05	$0.01
Weighted average shares outstanding	129,925	129,975	130,099

Schedule B: Condensed Consolidated Balance Sheet (Unaudited)

	June 30, 2023	December 31, 2022
	(in thousands)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$27,675	$13,592
Trade accounts receivable	130,386	129,631
Inventories	81,833	72,113
Prepaid expenses and other current assets	21,058	23,112
Total current assets	260,952	238,448
Property, plant, and equipment, net	109,494	101,580
Other intangible assets, net	31,102	32,955
Operating lease right-of-use assets	36,964	33,818
Investments	16,718	14,286
Other assets	14,762	13,279
Total long-term assets	209,040	195,918
Total assets	$469,992	$434,366

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$53,673	$49,121
Current portion of long-term debt	1,900	3
Compensation and employee benefits	23,117	30,958
Operating lease liabilities, current portion	8,461	7,795
Accrued taxes	10,898	9,913
Accrued liabilities and other	27,368	25,557
Current liabilities associated with discontinued operations	414	920
Total current liabilities	125,831	124,267
Long-term debt, net	156,007	156,455
Operating lease liabilities	31,136	28,108
Asset retirement obligations	13,983	13,671
Deferred income taxes	2,000	2,038
Other liabilities	3,978	3,430
Total long-term liabilities	207,104	203,702
Commitments and contingencies
TETRA stockholders’ equity	138,311	107,625
Noncontrolling interests	(1,254)	(1,228)
Total equity	137,057	106,397
Total liabilities and equity	$469,992	$434,366

Schedule C: Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
	(in thousands)
Operating activities:
Net income	$18,197	$6,033	$1,725
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and accretion	8,457	8,670	7,748
Impairments and other charges	777	—	2,262
(Gain) loss on investments	(908)	505	710
Equity-based compensation expense	1,492	1,276	1,159
Provision for (recovery of) credit losses	741	(21)	183
Amortization and expense of financing costs	897	884	793
Insurance recoveries associated with damaged equipment	—	(2,850)	—
(Gain) loss on sale of assets	(111)	(170)	(501)
Other non-cash credits	(637)	(100)	(212)
Changes in operating assets and liabilities:
Accounts receivable	(13,140)	12,626	(1,396)
Inventories	2,764	(11,313)	(60)
Prepaid expenses and other current assets	(2,254)	4,496	(4,792)
Trade accounts payable and accrued expenses	11,622	(11,179)	11,176
Other	475	128	(926)
Net cash provided by operating activities	28,372	8,985	17,869
Investing activities:
Purchases of property, plant, and equipment, net	(10,490)	(12,784)	(11,107)
Proceeds from sale of property, plant, and equipment	208	289	778
Insurance recoveries associated with damaged equipment	—	2,850	—
Purchase of investment	(250)	—	—
Other investing activities	(275)	(1,552)	2
Net cash used in investing activities	(10,807)	(11,197)	(10,327)
Financing activities:
Proceeds from credit agreements and long-term debt	44,413	52,756	134
Principal payments on credit agreements and long-term debt	(50,875)	(47,362)	(2,456)
Payments on financing lease obligations	(431)	(258)	(1,174)
Net cash (used in) provided by financing activities	(6,893)	5,136	(3,496)
Effect of exchange rate changes on cash	320	167	(565)
Increase in cash and cash equivalents	10,992	3,091	3,481
Cash and cash equivalents at beginning of period	16,683	13,592	32,851
Cash and cash equivalents at end of period	$27,675	$16,683	$36,332

Supplemental cash flow information:
Interest paid	$4,899	$4,513	$4,960
Income taxes paid	654	1,358	729
Increase (decrease) in accrued capital expenditures	5,553	(2,411)	452

Schedule D: Statement Regarding Use of Non-GAAP Financial Measures

    In addition to financial results determined in accordance with U.S. GAAP, this press release may include the following non-GAAP financial measures for the Company: adjusted net income per share; consolidated and segment Adjusted EBITDA; segment Adjusted EBITDA as a percent of revenue (“Adjusted EBITDA margin”); adjusted net income, adjusted free cash flow; net debt, net leverage ratio, and return on capital employed. The following schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable U.S. GAAP measures. The non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with U.S. GAAP, as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

    Management believes that the exclusion of the special charges and credits from the historical results of operations enables management to evaluate more effectively the Company’s operations over the prior periods and to identify operating trends that could be obscured by the excluded items.

    Adjusted net income is defined as the Company’s income before noncontrolling interests and discontinued operations, excluding certain special or other charges (or credits), and including noncontrolling interest attributable to continued operations. Adjusted net income is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

    Adjusted net income per share is defined as the Company’s diluted net income per share attributable to TETRA stockholders excluding certain special or other charges (or credits). Adjusted net income per share is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

    Adjusted EBITDA is defined as net income before taxes and discontinued operations, excluding impairments, exploration and pre-development costs, income from collaborative arrangement, certain special, non-recurring or other charges (or credits), interest, depreciation and amortization and certain non-cash items such as equity-based compensation expense. The most directly comparable GAAP financial measure is net income (loss) before taxes and discontinued operations. Exploration and pre-development costs represent expenditures incurred to evaluate potential future development of TETRA’s lithium and bromine properties in Arkansas. Such costs include exploratory drilling and associated engineering studies. Income from collaborative arrangement represents the portion of exploration and pre-development costs that are reimbursable by our strategic partner. Exploration and pre-development costs and the associated income from collaborative arrangement are excluded from Adjusted EBITDA because they do not relate to the Company’s current business operations. Adjustments to long-term incentives represent cumulative adjustments to valuation of long-term cash incentive compensation awards that are related to prior years. These costs are excluded from Adjusted EBITDA because they do not relate to the current year and are considered to be outside of normal operations. Long-term incentives are earned over a three-year period and the costs are recorded over the three-year period they are earned. The amounts accrued or incurred are based on a cumulative of the three-year period. Equity-based compensation expense represents compensation that has been or will be paid in equity and is excluded from Adjusted EBITDA because it is a non-cash item. Adjusted EBITDA is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations and without regard to financing methods, capital structure or historical cost basis, and to assess the Company’s ability to incur and service debt and fund capital expenditures.

    Adjusted free cash flow is defined as cash from operations less capital expenditures net of sales proceeds and cost of equipment sold, less payments on financing lease obligations and including cash distributions to TETRA from CSI Compressco and cash from other investments. Management uses this supplemental financial measure to:

•assess the Company’s ability to retire debt;
•evaluate the capacity of the Company to further invest and grow; and
•to measure the performance of the Company as compared to its peer group.

    Adjusted free cash flow does not necessarily imply residual cash flow available for discretionary expenditures, as they exclude cash requirements for debt service or other non-discretionary expenditures that are not deducted.

    Net debt is defined as the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the balance sheet. Management views net debt as a measure of TETRA’s ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

Net leverage ratio is defined as debt excluding financing fees & discount on term loan and including letters of credit and guarantees, less cash divided by trailing twelve months adjusted EBITDA for credit facilities. Adjusted EBITDA for credit facilities consists of adjusted EBITDA described above, less non-cash (gain) loss on sale of investments, (gain) loss on sales of assets and excluding certain special or other charges (or credits). Management primarily uses this metric to assess TETRA’s ability to borrow, reduce debt, add to cash balances, pay distributions, and fund investing and financing activities.

Return on capital employed is defined as Adjusted EBIT divided by average net capital employed. Adjusted EBIT is defined as net income (loss) before taxes and discontinued operations, interest, and certain non-cash charges, and non-recurring adjustments. Net capital employed is defined as assets, excluding assets associated with discontinued operations, plus impaired assets, less cash and cash equivalents and restricted cash, and less current liabilities, excluding current liabilities associated with discontinued operations. Average net capital employed is calculated as the average of the beginning and ending net capital employed for the respective periods. Return on capital employed is used by management as a supplemental financial measure to assess the financial performance of the Company relative to assets, without regard to financing methods or capital structure.
Schedule E: Non-GAAP Reconciliation of Adjusted Net Income (Unaudited)

	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
	(in thousands, except per share amounts)

Income before taxes and discontinued operations	$21,080	$7,534	$1,280
Provision (benefit) for income taxes	2,875	1,489	(479)
Noncontrolling interest attributed to continuing operations	18	7	20
Income from continuing operations	18,187	6,038	1,739
Insurance recoveries	(5)	(2,850)	—
Impairments and other charges	777	(307)	—
Exploration and pre-development costs	2,341	720	634
Adjustment to long-term incentives	322	353	1,450
Former CEO stock appreciation right expense	329	82	556
Transaction, legal, and other expenses	57	—	2,262
Income from collaborative arrangement	(4,749)	—	—
Adjusted net income	$17,259	$4,036	$6,641

Diluted per share information
Net income attributable to TETRA stockholders	$0.14	$0.05	$0.01
Adjusted net income	$0.13	$0.03	$0.05
Diluted weighted average shares outstanding	129,925	129,975	130,099

Schedule F: Non-GAAP Reconciliation of Adjusted EBITDA (Unaudited)

	Three Months Ended June 30, 2023
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(in thousands, except percents)
Revenues	$98,222	$77,241	$—	$—	$175,463
Net income (loss) before taxes and discontinued operations	31,956	8,014	(12,595)	(6,295)	21,080
Insurance recoveries	(5)	—	—	—	(5)
Impairments and other charges	—	—	777	—	777
Exploration and pre-development costs	2,341	—	—	—	2,341
Adjustment to long-term incentives	—	—	322	—	322
Former CEO stock appreciation right expense	—	—	329	—	329
Transaction and other expenses	—	—	57	—	57
Income from collaborative arrangement	(4,749)	—	—	—	(4,749)
Interest expense, net	104	27	—	5,813	5,944
Depreciation, amortization and accretion	2,193	6,172	—	93	8,458
Equity-based compensation expense	—	—	1,492	—	1,492
Adjusted EBITDA	$31,840	$14,213	$(9,618)	$(389)	$36,046

Adjusted EBITDA as a % of revenue	32.4%	18.4%			20.5%

	Three Months Ended March 31, 2023
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(in thousands, except percents)
Revenues	$69,042	$77,167	$—	$—	$146,209
Net income (loss) before taxes and discontinued operations	18,442	6,378	(11,059)	(6,227)	7,534
Insurance recoveries	(2,850)	—	—	—	(2,850)
Exploration and pre-development costs	720	—	—	—	720
Adjustment to long-term incentives	—	—	353	—	353
Interest (income) expense, net	(395)	27	—	5,460	5,092
Depreciation, amortization and accretion	2,052	6,509	—	109	8,670
Equity-based compensation expense	17	—	1,276	—	1,293
Transaction, restructuring and other expenses	—	—	82	—	82
Former CEO stock appreciation right expense	—	—	(307)	—	(307)
Adjusted EBITDA	$17,986	$12,914	$(9,655)	$(658)	$20,587

Adjusted EBITDA as a % of revenue	26.1%	16.7%			14.1%

	Three Months Ended June 30, 2022
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(in thousands, except percents)
Revenues	$74,798	$65,918	$—	$—	$140,716
Net income (loss) before taxes and discontinued operations	15,261	1,644	(11,542)	(4,083)	1,280
Exploration and pre-development costs	634	—	—	—	634
Adjustment to long-term incentives	—	—	1,450	—	1,450
Transaction and other expenses	—	556	—	—	556
Impairments and other charges	220	2,042	—	—	2,262
Interest (income) expense, net	(283)	(2)	—	3,895	3,610
Depreciation, amortization and accretion	1,873	5,705	—	168	7,746
Equity-based compensation expense	—	—	1,159	—	1,159
Adjusted EBITDA	$17,705	$9,945	$(8,933)	$(20)	$18,697

Adjusted EBITDA as a % of revenue	23.7%	15.1%			13.3%
Schedule G: Non-GAAP Reconciliation of Net Debt (Unaudited)

The following reconciliation of net debt is presented as a supplement to financial results prepared in accordance with GAAP.

	June 30, 2023	December 31, 2022
	(in thousands)
Unrestricted Cash	$27,675	$13,592

Term Credit Agreement	$156,007	$154,570
Asset-Based Credit Agreement	—	1,885
Argentina Credit Agreement	1,900	—
Swedish Credit Facility	—	3
Net debt	$130,232	$142,866
Schedule H: Non-GAAP Reconciliation to Adjusted Free Cash Flow (Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
	(in thousands)
Cash from operating activities	$28,372	$8,985	17,869	$37,357	$23,803
Capital expenditures, net of proceeds from asset sales	(10,282)	(12,495)	(10,329)	(22,777)	(19,218)
Payments on financing lease obligations	(431)	(258)	(1,174)	(689)	(1,174)
Distributions from CSI Compressco LP (1)	52	52	52	104	104
Adjusted Free Cash Flow	$17,711	$(3,716)	$6,418	$13,995	$3,515
(1) Following the GP Sale on January 29, 2021, TETRA retained an investment CSI Compressco representing a 3.7% limited partner interest as of June 30, 2023.

Schedule I: Non-GAAP Reconciliation to Net Leverage Ratio (Unaudited)

	Three Months Ended				Twelve Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2023
	(in thousands)
Net income (loss) before taxes and discontinued operations	$21,080	$7,534	$(1,163)	$2,115	$29,566
Insurance recoveries	(5)	(2,850)	—	—	(2,855)
Impairments and other charges	777	—	542	—	1,319
Exploration and pre-development costs	2,341	720	3,135	936	7,132
Adjustment to long-term incentives	322	353	131	1,899	2,705
Former CEO stock appreciation right expense (credit)	329	(307)	(57)	(168)	(203)
Transaction, restructuring and other expenses	57	82	576	82	797
Income from collaborative arrangement	(4,749)	—	—	—	(4,749)
Adjusted interest expense, net	5,944	5,092	4,900	3,999	19,935
Adjusted depreciation and amortization	8,458	8,670	8,758	8,634	34,520
Equity compensation expense	1,492	1,293	3,519	1,098	7,402
Adjusted EBITDA (Schedule F)	$36,046	$20,587	$20,341	$18,595	$95,569
Acquisition trailing EBITDA	—	—	503	915	1,418
Non-cash (gain) loss on investments	(907)	504	(286)	548	(141)
Gain on sale of assets	(112)	(170)	(190)	(262)	(734)
Other debt covenant adjustments	—	—	249	17	266
Debt covenant adjusted EBITDA	$35,027	$20,921	$20,617	$19,813	$96,378

					June 30, 2023
					(in thousands, except ratio)
Term credit agreement					$163,072
Argentina credit agreement					1,900
ABL letters of credit and guarantees					11,455
Total debt and commitments					176,427
Unrestricted cash					27,675
Debt covenant net debt and commitments					$148,752
Net leverage ratio					1.5

Schedule J: Non-GAAP Reconciliation to Return on Net Capital Employed

	Three Months Ended				Twelve Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2023
	(in thousands)
Net income (loss) before taxes and discontinued operations	$21,080	$7,534	$(1,163)	$2,115	$29,566
Insurance recoveries	(5)	(2,850)	—	—	(2,855)
Impairments and other charges	777	—	542	—	1,319
Exploration and pre-development costs	2,341	720	3,135	936	7,132
Adjustment to long-term incentives	322	353	131	1,899	2,705
Former CEO stock appreciation right expense (credit)	329	(307)	(57)	(168)	(203)
Transaction, restructuring and other expenses	57	82	576	82	797
Income from collaborative arrangement	(4,749)	—	—	—	(4,749)
Adjusted interest expense, net	5,944	5,092	4,900	3,999	19,935
Other adjustments	—	—	249	17	266
Adjusted EBIT	$26,096	$10,624	$8,313	$8,880	$53,913

				June 30, 2023	June 30, 2022
				(in thousands, except ratio)
Consolidated total assets				$469,992	$416,614
Plus: assets impaired in last twelve months				1,319	2,394
Less: cash, cash equivalents and restricted cash				27,675	36,332
Adjusted assets employed				$443,636	$382,676

Consolidated current liabilities				$125,831	$109,567
Less: current liabilities associated with discontinued operations				414	1,367
Adjusted current liabilities				$125,417	$108,200

Net capital employed				$318,219	$274,476
Average net capital employed				$296,348
Return on net capital employed for the twelve months ended June 30, 2023				18.2%